SOFTWARE PRODUCT ASSET PURCHASE AGREEMENT

THIS SOFTWARE PRODUCT ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of January 26, 2010, by and among Epazz, Inc., an Illinois corporation ("Buyer"), Igenti, Inc., a Florida corporation ("Seller"), Jim McArdle ("McArdle").

RECITALS:

A. Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign, convey and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the intangible assets and certain tangible assets used in connection with the Auto-Hire software product of Seller as more specifically described in this Agreement.

B. As a condition precedent McArdle has agreed not to compete with Buyer, and in connection therewith to execute and deliver certain documents to Buyer, as more specifically described in this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and each intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

Section 1.1 Assets To Be Acquired. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, all of the right, title and interest of Seller in and to all of Seller's assets (except the Excluded Assets expressly described below), including without limitation the following described assets, properties, rights, and contracts, wherever located, whether tangible or intangible, which are owned by, licensed by, leased by, or in the possession of Seller, whether or not reflected on the books and records of Seller (the "Assets"), and which are used or useful in the Auto-Hire Software Product heretofore owned by Seller (the "Software Product"), free and clear of all liens, claims, charges, security interests, restrictions and other encumbrances of any kind or nature, except for those specifically set forth on the relevant schedules to this Agreement or otherwise specifically assumed pursuant to the express terms of this Agreement:

Section 1.1.1 Know-How. All right, title and interest in and to (i) all patents, patent applications and docketed inventions, domestic and foreign (the "Patents"), including but not limited to those listed on Schedule 1.1.1, and (ii) all research and development results, processes, trade secrets, methods, operating techniques, know-how, algorithms, formulae, specifications, drawings, designs, inventions, discoveries and engineering information, and quality control, testing, operational, logistical, maintenance and other technical data and information and technology (the "Know-How") and all documents, notebooks, logbooks, tapes, discs, records, reports and other media relating thereto including without limitation that which is described on Schedule 1.1.1.

Section 1.1.2 Trademarks and Copyrights. All right, title, interest and goodwill in and to all trademarks, trade names and service marks, and registrations and applications for such trademarks, trade names and service marks domestic and foreign (the "Trademarks"), including without limitation those that are listed on Schedule 1.1.2, and all right, title, and interest in and to all copyrights, and registrations and applications for such copyrights, domestic and foreign (the "Copyrights"), including without limitation those that are listed on Schedule 1.1.2.

Section 1.1.3 Equipment. All of the equipment, computers, machinery, and other tangible assets listed on Schedule 1.1.3 (collectively, the "Equipment").

Section 1.1.4 Computer Software. All right, title and interest (including copyright interests) in and to all computer programs (including computer modeling programs, design and operational and applications software and computer source and object codes), firmware, computer data bases, and related documentation, acquired or developed or used for the use or operation of (i) products, systems or components based on, derived from or incorporating the Patents, the Know-How or the Copyrights, (ii) communications, and (iii) the Equipment, or (iv) for design, development, engineering, or manufacturing purposes, related thereto, or for any other purpose (the "Software") including without limitation the computer programs identified on Schedule 1.1.4.

Section 1.1.5 Warranties and Other Rights. All rights under or pursuant to all warranties, representations, guarantees and service contacts made by suppliers, manufacturers and contractors in connection with products or services purchased by Seller affecting the Equipment or the Software.

Section 1.1.6 Contracts. All contracts, subcontracts, licenses and sublicenses, and agreements and other arrangements, proposals, bids, quotations, purchase orders and commitments, and sales orders and commitments, of any kind, whether written or oral, including joint venture, teaming and partnership agreements (the "Contracts"), including without limitation those Contracts identified on Schedule 1.1.6.

Section 1.1.7 Causes of Action. All causes of action, claims or rights of action against third parties arising from or based on the infringement, misappropriation, misuse or unauthorized use of the Patents, the Know-How, the Software, the Trademarks or the Copyrights.

Section 1.1.8 Inventory. All merchantable inventory of the Software Product as of the date hereof, as set forth on Schedule 1.1.8, and updated as of the Closing Date.

Section 1.1.9 Accounts Receivable. Buyer has the rights as of the Effective Date to payment (whether by cash or by trade) for goods sold or services rendered by Seller to customers of Seller in the Software Product, whether or not such customers have been presented with an invoice or statement for such payment prior to the Closing Date, as set forth on Schedule 1.1.11, and updated as of the Closing Date (the "Receivables").

Section 1.2 Excluded Assets. Seller shall not sell, and Buyer is under no obligation to purchase Seller's business records, stock book and charter documents ("Excluded Assets").

Section 1.3 Assumed Liabilities. Subject to the terms and conditions herein, and in reliance upon the representations, warranties and agreements hereinafter set forth, Buyer shall assume, perform and in due course discharge all liabilities and obligations of Seller under the Contracts that relate to hosting and support services required after the Closing Date, except for any such liabilities that arise as a result of the breach or nonperformance of Seller prior to the Closing Date (collectively, the "Assumed Liabilities").

Section 1.4 Excluded Liabilities. Buyer shall not and does not hereby assume or become liable for any obligations, liabilities or indebtedness of Seller, whether due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, howsoever or whenever arising (the "Excluded Liabilities"), which are not expressly assumed by Buyer under Section 1.3, including but not limited to (a) any of Seller's accounts payable, and (b) Seller's obligations under its lines of credit (the "Lines of Credit"), all of which shall be satisfied by Seller on or after the Closing Date.

Section 1.5 Assignment of Contracts and Rights. This Agreement shall not operate to assign any Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party (including a government or governmental unit), would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Buyer thereunder. Seller and Buyer will each use their reasonable best efforts to obtain the consent of such third parties for the assignment thereof to Buyer prior to Closing, and if such consent is not obtained by Closing or if such attempted assignment thereof would not assign all of Seller's rights thereunder at Closing, Seller and Buyer shall continue to cooperate and use their reasonable best efforts in order that Buyer would obtain all of such rights thereunder. To the extent that the consents and waivers referred to herein are not obtained by Seller or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Seller shall use its best efforts to (i) provide, at the request of Buyer, to Buyer the benefits of any such Asset referred to herein, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any Asset referred to herein against any third person (including a government or governmental unit) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. Buyer shall not be required by this Section 1.5 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any material benefits or profits. Nothing in this section shall affect the conditions to Buyer's obligations under Article VI.

ARTICLE II
CLOSING; PURCHASE PRICE AND PAYMENT; ALLOCATION; Consulting AGREEMENT; AGREEMENT NOT TO COMPETE

Section 2.1 Closing. The Closing ("Closing") of the sale and purchase of the Assets and the assignment and assumption of the Assumed Liabilities as well as the consummation of the other transactions contemplated herein shall take place using the Internet, to close on or before February 1, 2010 as is reasonably practicable under the circumstances "Closing Date."

Notwithstanding such later Closing Date, the transactions contemplated by this Agreement shall be effective as of February 1, 2010 (the "Effective Date").

Section 2.2 Purchase Price.

Section 2.2.1 Amount and Payment. In consideration for the Assets, Buyer will pay Seller up to the sum of $170,000.00, as it may be adjusted pursuant to sections 2.2.1(c) and (d) below (the "Purchase Price"), which sum shall be paid as follows:

a. $120,000.00 (Down Payment) in cash or immediately available funds within two weeks of Closing Date from Buyer's lenders. This Agreement is Contingent upon Buyer obtaining satisfactory financing from a lender or lenders of his choice, for the purchase of the Software Product within fifteen (15) days of Seller's acceptance hereof. If the Buyer is denied for financing from the lender(s) of his choice, the agreement is null and void. The Buyer will not have access to the servers, other assets or clients until the Seller receives the down payment. Subscription agreements will not be assignment until the Seller receives the down payment.

b. $50,000.00 by Buyer's delivery to Seller of its promissory note ("Note") in the form attached to this Agreement as Exhibit "A." The Seller will agree to guarantee $173,700 of subscription cash receipts for the first year. Any new subscription cash receipts developed from new accounts by Seller in the first year in its role of dealer for the Buyer will be included as subscription cash receipts for purposes of this paragraph.

Reduction of the Purchase Price: Offset Against the Notes. The Purchase Price is subject to reduction on a dollar-for-dollar basis to the extent that first year subscription cash receipts do not equal at least $173,700. The amount of the reduction, if any, shall be computed as the amount guaranteed ($173,700) less the actual amount of first year subscription cash receipts.

Section 2.3 Allocation. Buyer and Seller agree that the Purchase Price shall be allocated to the Assets, pursuant to an allocation to be agreed to by Buyer and Seller at Closing (the "Allocation"). Buyer and Seller shall report (including with respect to the filing of Form 8594 to the Internal Revenue Service) the sale and purchase of the Assets for all income tax purposes in a manner consistent with the Allocation and expressly acknowledge that the Allocation was determined pursuant to arm's length bargaining between them regarding the fair market value for the Assets and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller shall not, in connection with the filing of any returns, make any allocation of the Purchase Price which is contrary to the Allocation. Buyer and Seller agree to consult with one another with respect to any tax audit, controversy or litigation relating to the Allocation. Neither Seller nor Buyer shall take or agree to any position that is inconsistent with the Allocation in connection with any tax audit, controversy or litigation which would adversely affect the Taxes (as defined in Section 3.15) of the other party to any material extent without the prior written consent of the other party, which consent shall not be unreasonably withheld. Such consents shall not be required to the extent that the party seeking to take or agree to a position inconsistent with the Allocation has agreed in writing, in a form satisfactory to the other party, to indemnify and hold the other party harmless from any and all cost, liability, loss and expense arising out of such action.

Section 2.4 Closing Adjustments. If between the date hereof and the Closing Date, there is any loss, destruction or other physical damage to any Assets resulting from theft, fire, accident or any other casualty, whether or not insured, or any lien or encumbrance exists or is placed on any Assets and is not removed or released on or prior to the Closing Date (collectively, a "Casualty Loss"), then Seller shall promptly give notice to Buyer of such Casualty Loss and the amount of insurance, if any, payable to Seller with respect thereto. If such Casualty Loss does not prevent the fulfillment of a condition to Buyer's obligations to consummate the transactions contemplated by this Agreement, or if it does and Buyer waives such condition, Buyer shall have the option, which shall be exercised by giving Seller written notice within ten (10) days after receipt of the above notice from Seller, or if there is not ten (10) days prior to the Closing Date, as soon as possible but not less than (24) hours prior to the Closing, of either (i) accepting the Assets with the affected Asset in its damaged condition (or without the affected Asset in the case of theft, destruction, liens or encumbrances) in which event any insurance proceeds payable to Seller with respect to such Asset (together with a payment by Seller at Closing of an amount equal to the deductible or retained amount with respect to such Casualty Loss) shall be assigned and/or paid to Buyer, (ii) requiring Seller to pay Buyer at Closing an amount equal to a binding estimate to be obtained by Seller from a qualified third party reasonably satisfactory to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset, in which case Seller shall retain all such insurance proceeds, or (iii) causing the affected Asset to become an Excluded Asset and Buyer shall be entitled to reduce the Purchase Price payable to Seller at Closing pursuant to Subsection 2.2.1 in an amount equal to a binding estimate to be obtained by Seller from a qualified third party reasonably acceptable to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset.

ARTICLE III Consulting Agreement & Agreement Not to Compete. At the Closing, the consulting agreement and Agreement Not to Compete executed by Buyer and Seller shall become valid and enforceable (the "Consulting Agreement & Agreement Not to Compete"). Exhibit B

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite power and authority to own, use, operate or lease the Assets as Seller is now conducting its business, operations and affairs. Seller has no subsidiaries.

Section 4.2 Qualification of Seller. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the Assets, or the nature of its activities makes such qualification or license necessary.

Section 4.3 Authorization.

Section 4.3.1 Authority. Seller has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement have been duly authorized and approved by all necessary actions of Seller's board of directors. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 4.3.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby will not lead to or cause a violation, breach, or default or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance (as defined in Section 3.6), whether by notice or lapse of time or both, or otherwise conflict with any term or provision of (a) Seller's articles or incorporation or bylaws, or (b) any note, bond, mortgage, contract, indenture or agreement to lease, license or other instrument or obligation to which Seller is a party or is bound, or any court or administrative order, writ or injunction or process or any permit, license or consent decree to which Seller is a party or is bound: (i) where such violation, breach or default would have a material adverse effect on the Assets or financial condition of Seller; or (ii) except as to which required consents, amendments or waivers shall have been obtained by Seller prior to the Closing.

Section 4.4 Financial Statements.

Section 4.4.1 Schedules. The profit and loss statement for January 2009 through December 2009, Bank Statements for the preceding 24 months, and invoices (the "Seller Financial Statements") fairly present the assets, liabilities, financial condition and results of operations of the AutoHire Solution of the Seller for those time periods (the "Financials Date").

Section 4.4.2 Accuracy. The data set forth in the Seller Financial Statements fairly present the statement of income or loss of the Auto-Hire Software Product of the Seller for and the financial position of Seller for and as of the date or period covered thereby. The Seller Financial Statements were prepared from the books and records of Seller, and on a basis consistent with prior periods. The books of account of Seller have been maintained in accordance with sound business practices, and all transactions involving Seller set forth therein are true and correct.

Section 4.4.3 No Undisclosed Liabilities. Seller does not have any liabilities or obligations which relate to the Assets or the Assumed Liabilities of any nature, secured or unsecured (absolute, accrued, or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, which were not adequately and completely disclosed and reserved for in Seller Financial Statements except for those liabilities and obligations of Seller which relate to Seller or the Assets and were incurred since the Financials Date in the ordinary course of business and which have been disclosed in writing to Buyer.

Section 4.4.4 Absence of Changes. There has not been and, as of the Closing Date, there will not be: (a) any material adverse change in the Assets or financial condition of Seller; (b) any change in the contingent obligations or liabilities of Seller which relate to Seller or the Assets by way of guaranty, documentary credit, standby credit, endorsement, indemnity, warranty or otherwise; (c) any waiver or cancellation by Seller of valuable rights or debts owed to it which, taken as a whole, are material to the Assets or financial condition of Seller; (d) any amendment to any agreement, commitment, or transaction by Seller which, if such action were taken on the date hereof, would require disclosure pursuant to this Agreement (including without limitation, any borrowing, lease, capital expenditure or capital financing); or (e) any change by Seller in its accounting methods or practices, assumptions or methods of calculating, or any change by Seller in its accounting principles, relating to the Assets.

Section 4.4.5 Discharge of Liabilities. Since the Financials Date and as of the Closing Date: (i) Seller has not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice; and (ii) Seller has not terminated, amended or suffered the termination or amendment of, or failed to perform all of its obligations under, any of the Contracts or any agreement, contract, lease or license affecting the Assets.

Section 4.5 Leases. Seller owns no real property. Seller is not a party to any lease of real property used in the Software Product, except for the current office lease. Schedule 3.5 sets forth a complete and accurate description of each personal property lease under which Seller's aggregate obligations under such lease exceed $2,500, correct and complete copies of which have been provided to Buyer. The leases described in this Section are valid and enforceable against the lessors thereunder in accordance with their respective terms, and Seller enjoys quiet possession of such leasehold interests.

Section 4.6 Tangible Assets. Seller has good, valid and marketable title to all of the Assets, and at Closing, Seller will convey good, valid and marketable title to each of the Assets to Buyer. The title to each Asset is free and clear of all title defects, objections, liens, mortgages, security interests, pledges, charges and encumbrances, adverse claims, equities, or any other rights of others or other adverse interests of any kind including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively the "Encumbrances"). The Assets constitute all of the assets and rights necessary for the conduct of the Software Product as presently conducted and as presently proposed to be conducted. Each tangible Asset is free from known defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 4.7 Equipment. Schedule 1.1.3 delivered hereunder sets forth in reasonable detail the Equipment by manufacturer, model, functional use and serial number, and there exists no condition which interferes with the economic value or usefulness of any item of Equipment, except as disclosed on Schedule 1.1.3.

Section 4.8 Accounts Receivable. Set forth on Schedule 1.1.11 is a complete and accurate list of all Receivables as of the Closing showing the name of each account debtor and the amount due from each by invoice number and date. All Receivables arose out of the sales of inventories or services in the ordinary course of business and, to the best of the knowledge of Seller, are collectible in the face value thereof within 90 days of the date of the invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with past practices of Seller.

Section 4.9 Intellectual Property

Section 4.9.1 Software and Know-How. Schedule 1.1.1 sets forth a complete and accurate list of each license or licensing agreement, by date, term and the parties thereto, for each patent, patent application, invention, trade-secret, rights to know-how, processes, computer programs or use of technology, held or employed by Seller (each such patent, patent application, license or licensing agreement listed thereon hereinafter termed the "Licenses"). With respect to the Licenses, and with respect to all other technology including but not limited to all (i) research and development results, processes, trade secrets, methods, operating techniques, know-how, algorithms, formulae, specifications, drawings, designs, chip designs, mask works, inventions, discoveries and engineering information, and (ii) quality control, testing, operational, logistical, maintenance, Software and other technical data and information and technology held or employed by Seller ("Seller's Technology") and except as set forth on Schedule 1.1.1:

4.9.1.1 Seller owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Software and Licenses and in Seller's Technology, with all rights to make, use, and sell products and other property embodied in or described in the Software and Licenses and in Seller's Technology. Seller has no reason to know that the use of the Software and Licenses and the Seller's Technology conflicts with, infringes upon or violates any patent, patent license, patent application, or any pending application relating thereto, or any trade secret, know-how, programs or processes of any third person, entity or corporation;

4.9.1.2 There are no outstanding, or threatened, governmental, judicial or adversary proceedings, hearings, arbitrations, disputes or other disagreements and no notice of infringement has been served upon or otherwise come to the knowledge of Seller with respect to any of the Software and Licenses or Seller's Technology;

4.9.1.3 Upon the consummation of the Closing, Buyer will be vested with all right, title and interest, and rights and authority to use all of the Software and Licenses and Seller's Technology.

Section 4.9.2 Trademarks and Copyrights. Schedule 1.1.2 delivered hereunder sets forth a complete and accurate list of each unregistered trademark and trade name, any trademark or trade name conceived or otherwise in process, and all trademark and trade name registrations or applications, and copyright registration and application for copyright registration, by date and germane case or docket number and country of origin, and the status of each of the foregoing trademarks, trade names and copyrights, and each license or licensing agreement, by date and the parties thereto, for each trademark and copyright license or license of application,

held or employed by Seller (each such trademark, copyright, application, and license or licensing agreement hereafter termed the "Trademarks and Licenses"). With respect to the Trademarks and Licenses, and except as set forth on Schedule 1.1.2 delivered hereunder:

4.9.2.1 Seller owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Trademarks and Licenses. Seller has no reason to know that the use of the Trademarks and Licenses conflicts with, infringes upon or violates any trademark, trade name, trademark or trade name registration or application, copyright, copyright registration or application relating thereto, of any third person, firm or corporation;

4.9.2.2 There are no outstanding or threatened, governmental, hearings, arbitrations, disputes or other judicial or adversary proceedings, disagreements with respect to any of the Trademarks and Licenses; and

4.9.2.3 Upon the consummation of the Closing, Buyer will be vested with all rights, title and interest, and rights and authority to use all of the Trademarks and Licenses.

Section 4.10 Contracts and Obligations. Schedule 1.1.6 includes an accurate and complete list as of the date hereof and as of the Closing Date, of the Contracts and identifies each Contract by the parties thereto and the date, subject matter and term thereof. All Contracts are valid and binding upon Seller and are valid and binding on each other party thereto. With respect to each of the Contracts, neither Seller, nor any other party thereto is in breach thereof or default thereunder, and there does not exist any event, condition or omission which would constitute such breach or default (whether by lapse of time or notice or both), except for such breaches, defaults and events as to which requisite waivers or consents have been obtained.

Section 4.11 Litigation. There are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations pending or overtly threatened, against or affecting the Assets, at law or in equity, before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, there is no basis for any such action, suit or proceeding, and there are no existing or overtly threatened, orders, judgments or decrees of any court or governmental agency affecting any of the Assets. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or overtly threatened, against Seller or the Assets which seeks to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

Section 4.12 Third Party Consents. Schedule 3.12 hereto lists all approvals, authorizations, certificates and consents of all third parties necessary or required to effect the transfer to Buyer of all the rights, powers and franchises of Seller related to the Assets.

Section 4.13 Permits; Compliance; Reports; Clearances. Schedule 3.13 sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits of all governmental agencies, whether Federal, state or local, necessary to the ownership, use or operation of the Assets and all such approvals, authorizations, certificates, consents, licenses, orders and permits are in full force and effect.

Section 4.14 Government Authorizations. Execution, delivery and performance of this Agreement by Seller, and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, foreign, state or local governmental or regulatory authority.

Section 4.15 Taxes. As used in this Agreement, "Taxes" and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. However, for purposes of this Section 3.15, Taxes shall include only Taxes (i) that are or may become liens on the Assets or (ii) for which Buyer is or may become liable as the purchaser of the Assets. The term "Tax Returns" shall include all federal, state, local and foreign returns, declarations, statements, reports, schedules, and information returns required to be filed with any taxing authority in connection with any Tax or Taxes. Seller has timely filed all Tax Returns and reports required to have been filed by it, and has paid all Taxes due to any taxing authority required to have been paid by it on or prior to the date hereof. None of such Tax Returns contain, or will contain, a disclosure statement under Section 6662 of the Code (or any equivalent or predecessor statute). Seller has not received notice that the Internal Revenue Service or any other taxing authority has asserted or proposed to assert against Seller any deficiency or claim for Taxes and no issue has been raised by any taxing authority in any audit which, by application of similar principles, reasonably could be expected to result in a proposed deficiency of Seller for any period not so examined. There are no pending or threatened, actions, audits, proceedings or investigations with respect to Seller involving the assessment or collection of Taxes. There are no liens for Taxes due and payable upon the Assets. Seller has not applied for a ruling relating to Taxes from any taxing authority or entered into any closing agreement with any taxing authority. None of the Assets is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f), (g) or (h) of the Code.

Section 4.16 Customers and Suppliers. A list of all customers and suppliers of the Software Product is set forth on Schedule 3.16. No single supplier (singularly a "Supplier" and collectively "Suppliers") is of material importance to Seller. The relationships of Seller with its material customers and its Suppliers are good commercial working relationships. No material customer or Supplier (i) has canceled or threatened in writing to cancel or otherwise modify its relationship with Seller, or (ii) to the best of Seller's knowledge, intends to cancel or otherwise modify its relationship with Seller. The acquisition of the Software Product by Buyer will not, to the best knowledge of Seller, adversely affect the relationship of Buyer (as successor to the owner of the Software Product) with any such Suppliers or material customers.

Section 4.17 Brokers. No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby. Seller has not become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

Section 4.18 Disclosures. No statement, representation or warranty made by Seller in this Agreement, in any Exhibit hereto or Schedule delivered hereunder, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Illinois, and has the requisite corporate power and authority to own, operate or lease the properties that Buyer requires to carry on its businesses in all material respects as such is now being conducted.

Section 5.2 Corporate Authorization.

Section 5.2.1 Authority. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

Section 5.2.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby will not cause a breach or default or otherwise conflict with any term or provision of the following: (a) Buyer's Certificate of Incorporation or By-laws; (b) any court or administrative order, writ or injunction or process, or any consent decree to which Buyer is a party or is bound (i) where such violation, breach or default would have a material adverse effect on the business, results of operations or financial condition of Buyer, or (ii) except as to which required consents, amendments or waivers shall have been obtained by Buyer prior to the Closing for any such violation, breach or default.

Section 5.3 Brokers. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1 Affirmative Covenants. With respect to the Assets, except as may be agreed in writing by Buyer, Seller shall at all times from the date hereof through the Closing Date:

Section 6.1.1 Operate the Software Product in the ordinary course of business and use its best efforts to preserve and protect the goodwill, rights, properties, assets and business organization of Seller and to prevent the occurrence of any event or condition which would have a material adverse effect on the Assets or the financial condition or results of operations of Seller;

Section 6.1.2 Use its best efforts to preserve and protect the present goodwill and relationships of Seller with creditors, suppliers, customers, licensors, licensees, contractors, distributors, lessors and lessees and others having business relationships with it;

Section 6.1.3 Maintain clear unencumbered title to the Assets and maintain all tangible Assets in good and customary repair, order and condition, reasonable wear and tear, damage by fire and other casualty excepted, and promptly repair, restore or replace any Assets which are damaged or destroyed by fire or other casualty, whether insured or uninsured;

Section 6.1.4 Comply in all material respects with all applicable Federal, state, foreign and local laws, rules and regulations;

Section 6.1.5 Maintain the books and records of Seller in the usual and ordinary course consistent with past practices in such manner as is necessary to ensure satisfaction of the representations and warranties set forth in Article III of this Agreement and in a manner that fairly and accurately reflects its income, expenses, assets, and liabilities in accordance with generally accepted accounting principles consistently applied;

Section 6.1.6 File all Tax Returns required to be filed and make timely payment of all Taxes shown to be due on such returns;

Section 6.1.7 Use its reasonable efforts to obtain, prior to the Closing Date, all consents, approvals and waivers, including all such consents, approvals or waivers required to be obtained from the government (whether federal, state or local) its customers, vendors, suppliers, lessors, and consents of the other parties to the Contracts and any teaming agreements, partnerships or other arrangements between Seller and any other person or entity, necessary or required to vest in Buyer all of Seller's rights and title to, and interest in, the Assets in conformity with the representations and warranties of Seller herein;

Section 6.1.8 Promptly notify Buyer in writing of any adverse change in the Assets, or any adverse change with respect to the relationships of Seller and its employees or its creditors, suppliers, customers, subcontractors, licensors, licensees, lessors and lessees, and others having business relationships with it;

Section 6.1.9 Promptly notify Buyer in writing of the overt threat, institution or receipt of any claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance by or before any court or governmental or other regulatory or administrative agency; and

Section 6.1.10 Promptly supplement or amend and deliver to Buyer the Schedules that Seller is required to prepare hereunder with respect to any matter arising hereafter which, if existing or occurring as at the date of this Agreement, would have been required to have been set

forth and described in such Schedule. No supplement or amendment of a Schedule made pursuant to this Section 5.1.10 shall be deemed to cure any fraud or deliberate breach of any representation or warranty made in this Agreement.

Section 6.2 Negative Covenants. With respect to Seller and the Assets, Seller will not do the following, without the written consent of Buyer, from the date hereof through the Closing Date:

Section 6.2.1 Incur or agree to incur any obligation or liability (absolute or contingent) in connection with any of the Assets, except liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement;

Section 6.2.2 Sell, transfer, assign, license or otherwise dispose of, or encumber in any way, any of the Assets except in the ordinary course of business, consistent with past practices;

Section 6.2.3 Amend, modify or terminate any of the Contracts;

Section 6.2.4 Waive or cancel any of its rights or claims relating to the Assets; or

Section 6.2.5 Seek, solicit or agree to any offer for the sale of the Assets or any material part thereof, or seek, solicit or agree to any merger of Seller with any other entity whereby Seller or its successor shall not be fully capable of and obligated to perform all of Seller's obligations under this Agreement;

Section 6.2.6 Undertake any transaction, including, but not limited to, the incurring of any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practices;

Section 6.2.7 Offer or enter into any contract, understanding, plan, or agreement to take any action described in this Section 5.2.

Section 6.3 Access to Information.

Section 6.3.1 Access. From and after the date of this Agreement and until the Closing Date, Buyer and its agents and representatives shall have full and complete access (i) to all properties (whether real or personal), books and records of Seller (the confidentiality of which Buyer agrees to maintain) for purposes of conducting such investigations, appraisal or audits at its own expense as Buyer deems necessary or advisable under the circumstances, and (ii) to discuss Seller, related business affairs, and condition (financial or otherwise) of Seller and the Assets with such persons, including but not limited to the directors, officers, employees, accountants, landlords, counsel and creditors of Seller as Buyer considers necessary for the purposes of conducting its investigations, appraisals or audits in connection with the transactions contemplated by this Agreement. Any such investigation conducted by Buyer and its agents and representatives shall be conducted in a manner that is not disruptive to Seller's business.

Section 6.3.2 Customer Introductions. Seller shall, upon request of Buyer, introduce Buyer, or arrange for a personal introduction of Buyer's representatives, to co-

venturers and customers of Seller for the purpose of insuring good relationships with such parties immediately following the Closing.

Section 6.3.3 After Closing. Seller shall furnish to Buyer, all financial and Tax Return information as reasonably may be requested after the Closing for the purpose of filing or defending tax returns of Buyer, or a subsequent purchaser of any of the Assets. Seller and McArdle shall assist Buyer in the transfer of the Software Product to Buyer for a period of 90 days following the Closing Date at no additional cost to Buyer. After the initial 90 day period, Seller and McArdle will assist Buyer with the transition of the Software Product on a consulting basis at the rate of $75.00 per hour.

Section 6.4 Filings and Authorizations. Seller and Buyer each shall use their best efforts, promptly after the date hereof, to comply with all Federal, state, and local laws and regulations and to obtain all necessary governmental authorizations, approvals, permits, licenses and waivers, with regard to the transactions contemplated by this Agreement.

Section 6.5 Administration of Accounts. All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller after the Closing Date shall be held by Seller in trust to the benefit of Buyer and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set off.

Section 6.6 Tax Matters.

Section 6.6.1 Seller Obligations. Seller acknowledge their legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to the Software Product or ownership of the Assets up to and including the Effective Date, including but not limited to any taxes, assessments and other amounts payable for all periods prior to the Effective Date.

Section 6.6.2 Buyer Obligations. Buyer acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to ownership of the Assets after the Effective Date.

Section 6.6.3 Tax on Transaction. Seller shall reimburse Buyer for, be liable for, and shall hold Buyer harmless from, any and all Taxes, assessments, transfer, recording and other fees, charges or penalties with respect the sale, transfer and purchase of the Assets under this Agreement. Seller shall promptly file when due any and all returns with respect to such Taxes, assessments, fees, charges or penalties.

Section 6.7 Further Assurances. Seller and Buyer shall each use their best efforts to take all actions necessary, proper, or deemed by them advisable, to fulfill promptly their obligations hereunder and to consummate the transactions contemplated by this Agreement. Seller and Buyer will coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be requested by the other in connection with the foregoing. From time to time after the Closing, each party will, at the expense of the other party, execute and deliver, or cause to be executed and delivered, such documents to the other

party as the other party may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

Section 6.8 Confidentiality. Buyer acknowledges that Seller would be irreparably damaged if confidential information concerning Seller or the Assets were disclosed to or utilized by any person to the detriment of Seller prior to the Closing or if the Closing does not occur. Therefore, Buyer shall not, at any time prior to the Closing, or at any time if the Closing does not occur, directly or indirectly, without the prior written consent of Seller, make use of or divulge, or permit any of its affiliates, employees or agents to make use of or divulge, any information concerning the Assets, the Software Product or the financial or other affairs of Seller that would be used to the detriment of Seller, including without limitation, the Customer Information and Know-How, except to the extent required by law or in order to preserve or enforce its rights under this Agreement. Seller acknowledges that Buyer would be irreparably damaged if confidential information concerning Buyer or the Assets were disclosed to or utilized by any person to the detriment of Buyer. Therefore, Seller shall not, at any time directly or indirectly, without the prior written consent of Buyer, make use of or divulge, or permit any of its affiliates, employees or agents to make use of or divulge, any information concerning the Assets, the Software Product, or the financial or other affairs of Buyer that could be used to the detriment of Buyer, including without limitation the Customer Information and Know-How, except to the extent required by law or in order to preserve or enforce its rights under this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 7.1 Conditions. The obligations of Buyer under this Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

Section 7.1.1 Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in all certificates, schedules and other documents delivered by Seller to Buyer or its representatives pursuant to this Agreement and or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes expressly permitted by this Agreement.

Section 7.1.2 No Material Adverse Change. During the period from the date hereof to the Closing Date, Seller shall not have sustained any material loss or damage to the Assets, whether or not insured, nor shall there have been any material adverse change in the Assets.

Section 7.1.3 Schedules Delivered. All Schedules to be delivered prior to Closing to Buyer by Seller hereunder shall have been so delivered with time sufficient for Buyer's review and in no event later than two (2) business days prior to Closing, and each such Schedule shall be satisfactory in form, and content, to Buyer, such satisfaction to be determined at Buyer's reasonable discretion. To the extent Seller updates any such Schedule immediately

prior to Closing, each such update shall be satisfactory in form, and content, to Buyer, such satisfaction to be determined at Buyer's reasonable discretion.

Section 7.1.4 No Adverse Facts Disclosed. Neither any investigation of Seller by Buyer, any disclosure Schedule, nor any other document delivered to Buyer in connection with this Agreement, shall have revealed any facts and circumstances which reflect in a material adverse way on the Assets.

Section 7.1.5 Obtaining of Consents and Approvals. Except as otherwise contemplated by this Agreement, Seller shall have executed and delivered to Buyer, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Assets.

Section 7.1.6 Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

Section 7.1.7 Absence of Litigation. There shall not be in effect any order enjoining or restraining the transactions contemplated by this Agreement, and there shall not be instituted or pending any action or proceeding before any Federal, state or foreign court or governmental agency or other regulatory or administrative agency or instrumentality (i) challenging the acquisition by Buyer of the Assets or otherwise seeking to restrain, materially condition or prohibit consummation of the transactions contemplated by this Agreement, or seeking to impose any material limitations on any provision of this Agreement, or (ii) seeking to compel Buyer or Seller to dispose of or hold separate a material portion or the Assets as a result of the transactions contemplated by this Agreement.

Section 7.1.8 Officer's Certificates. Buyer shall have received a certificate, dated the Closing Date, executed on behalf of Seller by an appropriate officer stating that the representations and warranties set forth in Article III hereof continue to be true and correct in all material respects and that the conditions set forth in Sections 6.1.1 through 6.1.3 and 6.1.5 through 6.1.7 hereof have been satisfied.

Section 7.1.9 Agreements Not to Compete. Buyer shall have received the delivery of duly executed, valid and binding Agreements Not to Compete from Seller and Jim McArdle.

Section 7.1.10 Delivery of Documents. The execution and delivery to the Buyer by Seller of the following, all dated as of the Closing Date:

7.1.10.1 A Bill of Sale with respect to the Assets in the form requested by Buyer; and all other documents required by the terms of this Agreement to be executed and delivered by Seller;

7.1.10.2 Such other conveyances, instruments of title, assignments, consents, recordings, and other documents as may be, in the reasonable opinion of the Buyer,

necessary or proper to transfer to Buyer ownership of the Assets and rights being acquired by Buyer hereunder;

7.1.10.3 Certified resolutions of the directors of Seller duly authorizing the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder; and

7.1.10.4 Such other documents, instruments and certificates as may be reasonably requested by Buyer or its counsel to effectuate the transactions contemplated by this Agreement.

Section 7.2 Waiver. Buyer may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted by the Buyer pursuant to this Section 7.2 shall have no effect upon or as against any of the other conditions not so waived.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Section 8.1 Conditions. The obligations of Seller under this Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

Section 8.1.1 Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in an material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

Section 8.1.2 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

Section 8.1.3 Absence of Litigation. There shall not be in effect any judicial or regulatory order enjoining or restraining the transactions contemplated by this Agreement.

Section 8.1.4 Delivery of Documents. The execution and delivery to Seller by the Buyer such documents, instruments and certificates as may be reasonably requested by Seller or its counsel to effectuate the transactions contemplated by this Agreement.

Section 8.2 Waiver. Seller may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted pursuant to this Section 7.2 shall not constitute a waiver by Seller of any other conditions not so waived.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival of Certain Provisions.

Section 9.1.1 Survival of Representations and Warranties. All representations and warranties contained herein, in the Exhibits and Schedules hereto, or in any certificates or other documents delivered pursuant hereto, shall not be deemed to be waived or otherwise affected by any prior knowledge of, or any investigation made by or on behalf of, any party hereto. Each and every such representation and warranty shall survive Closing and remain in full force and effect until the second anniversary of the Closing Date, except for those representations and warranties made in connection with or arising out of the first two sentences of Section 3.6, (Title) and Section 3.15 (Taxes) (collectively, the "Non-Expiring Warranties"), which shall survive Closing and remain in full force and effect either (i) until expiration of any rights of Buyer or any third party under law or equity with respect thereto, it being understood and agreed that Buyer, upon written notice to Seller, may waive or toll any applicable statute of limitation in Buyer's sole discretion, or (ii) for an indefinite period without end if no statute of limitation applies.

Section 9.1.2 Covenants and Indemnification Provisions. Each covenant provision and each indemnification provision contained herein shall survive Closing and remain in full force and effect in accordance with its terms until the obligations arising thereunder have been fully performed and discharged.

Section 9.2 Indemnity. After the Closing Date, Seller a shall indemnify and hold Buyer harmless on demand on a dollar-for-dollar basis for, from and against all losses, actual damages, liabilities, claims, demands, obligations, deficiencies, payments, judgments, settlements, costs and expenses of any nature whatsoever (including without limitation the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto, and reasonable attorneys' and others fees in connection therewith) ("Losses") resulting from, arising out of, or due to, directly or indirectly, the following: (a) Any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of Seller or any breach or nonfulfillment of any covenant of Seller, contained in this Agreement, in any Exhibit or Schedule delivered hereunder by Seller, or in any certificates or documents delivered by Seller pursuant to this Agreement; (b) Any and all Employment Obligations and Excluded Liabilities including but not limited to all liabilities specifically delineated in Section 1.4 (whether or not disclosed to Buyer); and (c) The use, ownership or operation of the Assets or the conduct of business prior to Closing.

ARTICLE X
TERMINATION

Section 10.1 Termination Events. Subject to the provisions of Section 9.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned only as follows:

Section 10.1.1 Breach. By either Seller or Buyer upon written notice, if a material default or breach shall be made by the other, with respect to the due and timely performance of any of the other party's respective covenants and agreements contained herein, or with respect to the due compliance with any of its respective representations and warranties contained in Article III or IV, as applicable, and such default cannot be cured prior to Closing and has not been waived;

Section 10.1.2 Mutual Consent. By written mutual consent of Seller and Buyer; or

Section 10.1.3 Closing Date. By written notice of either Seller or Buyer, if the Closing shall not have occurred on or before February 1, 2010, or such later date as may be agreed upon by the parties; provided, however, that the right to terminate this Agreement under this Subsection 9.1.3 shall not be available to either of the respective parties whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1 herein, all further rights and obligations of the parties hereunder shall terminate, and neither Buyer nor Seller, nor any of their affiliates, nor any of the respective directors, officers or employees of Buyer or Seller or their affiliates shall have any liability to any of the others; it being specifically agreed that if this Agreement is so terminated by either Buyer or Seller because one or more of the conditions to its obligations hereunder as set forth in Articles VI and VII herein is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the rights of the terminating party to pursue all legal remedies for breach of contract and damages shall survive such termination and the breaching party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the terminating party as a result of such breach.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise provided in this Agreement, each of the respective parties to this Agreement shall pay their own costs and expenses (Including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement, and the transactions contemplated by this Agreement.

Section 11.2 Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller and Buyer.

Section 11.3 Entire Agreement. This Agreement, including the Exhibits hereto and the Schedules delivered hereunder, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 11.4 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly

given on the date of delivery, if delivered by hand or by telex or telecopy (with machine confirmation) to the persons identified below, or three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer: 50 N Brockway St. Suite 3-5, Palatine, IL 60067, attention: Shaun Passley, fax number: 312-873-4283,

If to Seller: Igenti, Inc., 12200 W. Colonial Drive, Suite 302, Winter Garden, Florida 34787 attention: Jim McArdle, or by email to: jim@igenti.com (confirm receipt required).

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section. Copies to counsel shall not constitute notice.

Section 11.5 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstances shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Cumulative Remedies. The remedies provided herein are cumulative and not exclusive and shall not preclude assertion by either party hereto of any other rights or the seeking of any other remedies against the other party.

Section 11.6 Waiver. Waiver of any term or condition of this Agreement by either of the respective parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, of this Agreement.

Section 11.7 Binding Effect: Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which it may withhold in its absolute discretion, provided however.

Section 11.8 Successors and Assigns. The rights, liabilities and obligations of the parties hereto arising under this Agreement shall attach to and be binding upon the respective parties successors and assigns.

Section 11.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement.

Section 11.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 11.11 Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and of the United States without giving effect to the doctrine of conflicts of laws.

Section 11.12 Contingencies. This Agreement is contingent on Buyer or Buyer's accountant reviewing and approving the books and records of the Software Product and examining any other aspects of the Software Product within the scope of Buyer's due diligence, within Fifteen (15) business days of receipt.

Section 11.12.1 This Agreement is Contingent upon Buyer obtaining satisfactory financing from a lender or lenders of his choice, for the purchase of the Software Product within fifteen (15) days of Seller's acceptance hereof. If the Buyer is denied for financing from the lender(s) of his choice, the agreement is null and void.

Section 11.13 EXECUTION AND DELIVERY

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

Igenti, INC., a Florida corporation

[redacted]

By: JIm McArdle, President

Epazz, INC., an Illinois corporation

[redacted]

By: Shaun Passley, President

[redacted]

Jim McArdle, Individually

EXHIBITS

Exhibit A

PROMISSORY NOTE

US $50,000 February 1, 2010

FOR VALUE RECEIVED, the undersigned, Epazz, Inc., an Illinois corporation ("Maker"), hereby promises to pay to the order of Igenti, Inc., a Florida corporation ("Payee"), the principal sum of fifty thousand dollars ($50,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this "Note" or "Promissory Note") has an effective date of February 1, 2010. This Note is an Exhibit to the Asset Agreement by and between various parties, including Maker and Payee, dated as of the date hereof, the terms of which are incorporated herein.

1. Interest on the unpaid balance of this Note shall bear interest at the rate of zero percent (0%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. All past-due principal and interest (which failure to pay such amounts after a fifteen (15) day cure period, shall be defined herein as an "Event of Default") shall bear interest at the rate of seven percent (7%) per annum until paid in full (the "Default Interest Rate"), Upon an Event of Default, Payee may declare the entire amount of this Note immediately due and payable. Interest will be computed on the basis of a 360-day year.

2. The principal amount of this Note shall be due and payable on May 5, 2012 (the "Maturity Date").

3. The payment of this Note is secured by all Auto-hire software subscription agreements signed before February 1, 2010 (the "Collateral").
   A. Guarantee of $173,700 of subscription cash receipts for the first year. Any decrease in subscription cash receipts below $173,700 for the first year will decrease the seller's note by the same amount. Any new subscription cash receipts developed from new accounts by Seller in the first year in its role of dealer for the Buyer will be included as subscription cash receipts for purposes of this paragraph.

4. This Note shall be payable in monthly installments of $416.67, with the first such Monthly Payment due on May 5, 2010, until May 5, 2012. The final payment of $39,999.92 is due on May 5, 2012 Provided however that if the total amount due under the Note is less than any Monthly Payment, the Maker shall only be obligated to pay the remaining balance of the Note. Monthly Payments shall be due and payable by Maker to Payee until such time as the Note has been repaid in full, at which time the Maker shall no longer be required to make Monthly Payments, and Maker's obligations under this

Note shall be completed in full.

5. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

6. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

7. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee's respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

8. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

9. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

10. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

11. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium

rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

12. Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

13. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes.

14. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

EPAZZ, INC.

[redacted]

Signature 02/01/10
Shaun Passley
Chief Executive Officer

Exhibit B

COVENANT NOT TO COMPETE; CONSULTING AGREEMENT NON-COMPETITION and CONSULTING AGREEMENT, dated as of February 1, 2010, between Epazz, Inc., an Illinois Corporation (referred to herein as the "Company" and "Covenantee"), and Igenti, Inc., a Florida Corporation, & Jim McArdle, an Individual(referred to herein as "Consultant" and "Covenantor").

RECITALS

A. Contemporaneously with the execution and delivery of this Non-Competition and Consulting Agreement ("Agreement"), Covenantee is in negotiations to purchase, and intends to purchase, substantially all of the assets of Igenti, Inc.'s AutoHire system, under the terms and conditions set forth in that certain Asset Purchase Agreement, to be negotiated and executed after the date hereof (the "Asset Purchase Agreement").

B. Jim McArdle is a shareholder of Igenti, Inc., which is the owner of the assets

being sold pursuant to the Asset Purchase Agreement

C. Igenti, Inc. is software development and support company, creating and supporting software which provides Applicant Tracking Software (the " Software Product").

D. As a condition of the Asset Purchase Agreement, Covenantor agrees to grant to Covenantee a covenant not to compete with the Software Product for the term and in the area described specifically in Section 1 hereof.

E. As a precondition of the Asset Purchase Agreement, Consultant agrees to render services to the Company in connection with the Software Product upon the consummation of the transactions contemplated in and by the Asset Purchase Agreement.

F. This Agreement shall be of no force or effect if the Asset Purchase Agreement is not executed and the transaction is not consummated.

NOW, THEREFORE, in consideration of the monies paid and payable as provided in the allocation of purchase price required by the Asset Purchase Agreement, the promises of the parties each to the other set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Covenantor and Consultant by execution of this Agreement, the parties agree as follows:

AGREEMENTS

1. Except for the duties provided for herein, Covenantor hereby promises to and covenants with the Covenantee (the "Covenant") that for the period of time specified in subsection

(a)

Hereof the Covenantor will not compete with the Software Product or in any manner work in or for or

participate in a Business Organization which provides components to Applicant Tracking Software within the geographical area specified in subsection (b) as the Protected Area. Some of the terms used in this section are defined in subsection (c). Those terms shall have the meanings set forth in that subsection wherever used in this Agreement. The current functionality of the software application known as "Igenti-suite" shall not be considered to be in competition with the Software Product. Igenti-suite is not an Applicant Tracking Software application and is not targeted at organizations likely to purchase Applicant Tracking Systems. Covenantor promises to not further modify Igenti-suite to cause it to function as an Applicant Tracking System and to not take part in any other project or assist any other organization in the development of an Applicant Tracking System.

(b)

The term of the Covenant shall commence upon the date of execution of the Asset Purchase Agreement and shall continue without interruption, except as provided in Section 3, for a period ending on the date which is two (2) years from the date of this Agreement.

(c)

The area protected by the Covenant shall be nationwide, known hereafter as the "Protected Area."

(d) The following terms shall have the meanings set forth herein for purposes of this section:

(i) "Business Organization" shall mean any proprietorship, corporation, trust, limited liability company, general partnership, limited partnership, company, limited liability partnership, association, joint venture or other organization of any kind, wherever formed.

(ii) "Compete with" shall mean to participate, directly or indirectly, as an owner, principal, sole proprietor, partner, member, shareholder, manager, employee, consultants, contractor or trustee of any Business Organization, including, without limitation, an equitable or beneficial interest as such held for the benefit of Covenantor, including any communityproperty interest or interest held by a spouse as sole and separate property.

(iii) "Participate in" shall mean to join in, encourage, support, give financial assistance to, lend to, or advise a Business Organization.

(iv) "Work" shall mean to be employed, retained or engaged to perform services, whether as an employee or as an independent contractor or agent, for a Business Organization and shall include services performed as a member of the board of directors, officer, manager, member, agent, adviser and consultant.

2. Without restricting the absolute discretion of Covenantee to seek each and every remedy afforded the Covenantee with respect to any breach of the Covenant by Covenantor, the Covenantee, upon discovering evidence sufficient to persuade it that the Covenantor has or may

have breached or may be breaching or intending to breach the Covenant of this Non-Competition Agreement, the Covenantee may provide the Covenantor with a written notice that the Covenantee believes Covenantor has, is or may be intending to breach the Covenant and stating generally the nature of the breach suspected. If such a notice is given and within five (5) business days following the receipt of such notice the Covenantor satisfies the Covenantee that:

(a) It has not breached and does not intend to breach its Covenant; or

(b) It has terminated and reversed the effect of the act or ceased and desisted from the conduct which constitutes or constituted a breach of the Covenant or, if the reversal of an act cannot be accomplished without the participation of others, it has taken all steps within its power to do so and that the termination or reversal will be completed with diligence and in due business course; or

(c) Its breach was not intentional and not recurring and no further action is needed to prevent a recurrence; and (in each case), then, the Covenantee may (but shall not be compelled to) elect not to pursue its remedies hereunder with respect to such breach. No such election by the Covenantee shall prevent the Covenantee from later pursuing other remedies against the Covenantor with respect to the same breach or breaches described in the notice or another or other breaches. The Covenantor understands and agrees that the agreements of this section grant to the Covenantee substantial discretion with respect to whether or not a breach has or will occur, whether, if a breach has occurred it has been reversed or the conduct constituting the breach abandoned and whether the business of the Covenantee in the Prohibited Area or any part thereof has been damaged. This section exists solely for the purpose of permitting the parties to resolve matters without the expense and aggravation of litigation and shall confer no right or privilege on Covenantor with respect to any act or conduct which is a breach of its Covenant granted by this Non-Competition Agreement.

3. The parties agree that the remedy of the Covenantee at law for any actual or threatened breach of the Covenant by Covenantor would be inadequate and that, upon the occurrence of such an actual or threatened breach, in addition to any other remedy available to it, the Covenantee shall be entitled to specific performance hereof, injunctive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order.

4. Covenantor acknowledges that the Covenantee has entered into this Non-Competition Agreement and will enter into the Asset Purchase Agreement in reliance on this Covenant. Covenantor further acknowledges and agrees that the Covenant is necessary and fundamental to the preservation of the Software Product of the Covenantee, is not contrary to the public interest and may be assigned by the Covenantee in the event that the Covenantee should sell the Software Product (or be sold by its owners). The duties and obligations of Covenantor may not be assigned by them. If the transaction contemplated by the proposed Asset Purchase Agreement is not consummated, this Agreement shall be null and void.

a. This Covenant is intended by the parties to be and is believed by them to be a reasonable restraint on the right of Covenantor to engage in business activities which compete with the Software Product within a limited geographical area from which the Software Product has derived customers historically and for a time which is reasonable in light of the substantial value of the goodwill involved. Each provision of this Covenant shall be severable from each other term and provision hereof; each month of each year of its duration shall be viewed as a separate time restriction and each municipality within the Protected Area boundaries of the municipalities or the Facilities within the Protected Area shall be viewed as a separate geographical restriction, to the end that, if any such time or geographical restriction (or both) should be determined by a court which has been asked to enforce

b. the terms of this Agreement by injunction or other equitable remedy against conduct of Covenantor and which has jurisdiction over Covenantor and such subject matter, to be against public policy as unreasonable or arbitrary in time restriction or geographical restriction, or both, such court may sever from this Agreement so much of the time restriction and so much of the geographical restriction as it finds to be violative of public policy and enforce the remaining time and geographical restrictions. In severing unenforceable provisions from this Agreement, the parties intend that only the offending clause, phrase, sentence, paragraph or section be stricken, leaving intact the largest possible remainder.

5. The term of the consulting aspect of this Consulting Agreement shall be for a period of six (6) months commencing upon the date of consummation of the transaction contemplated by the Asset Purchase Agreement execution of the Asset Purchase Agreement and shall expire of the earliest of (a) six months after the Closing Date of the Asset Purchase Agreement; (b) termination of this Agreement; (c) the Consultant's death; or (d) for Cause. For purposes of this Section 6, "Cause" shall mean the failure of Consultant to perform the sales services on behalf of Company for a period of three (3) consecutive months. Consultant shall not be required to remain in the State of Florida or to be physically present to perform the services.

6. The Company will have an option to cancel all or part of the agreement. If the Company cancels the agreement before the 6 months period ends, the Company must pay $5925.40 within 10 days. The Company will have an option to hire the primary programmer after the six month period without a placement fee or continue the consulting services.

7. Consultant shall provide technical services, as well as continuing support services for existing customers of Igenti, Inc.'s Autohire as applicable.

8. As the full and entire compensation for all of the services to be rendered by the Consultant under this Agreement, the Company will pay to the Consultant and the Consultant hereby accepts the following payment schedule:

(a) Company shall pay Consultant a base bi-monthly amount of two thousand nine hundred sixty two dollars and seventy cents ($2962.70) for 40 hours per week of technical support, programming, documentation and training.

(b) Consultant will provide 300 hours from Jojo Thomas at no cost.

(c) Consultant will provide 60 days at no additional cost from Jim McArdle. After 60 days Jim McArdle will consult at a rate of $75 per hour.

(d) Consultant will turn over all sales leads that come in from the telephone, Igenti's email or Igenti's website for the next two years at no additional cost.

(e) Consultant will pay for Office and server rack rent and bandwidth until March 31, 2011.

(b) Upon designation of his assignee under this Agreement, which shall be a business organization owed by Epazz, Inc., Shaun Passley shall have no personal liability for payment of the amounts provided above.

1. Consultant shall not be deemed an employee of the Company by virtue of his retention hereunder, but shall, for all purposes be deemed an independent contractor. The Company shall not be obligated to deduct social security, withholding or other payroll or related taxes from any payments to be made to Consultant under this Agreement. Consultant shall not be deemed to have been granted any right or authority to assume or create any obligation or responsibility on behalf of or in the name of the Company except as may be specifically authorized or contemplated by this Agreement.

2. The Consultant agrees that the services provided pursuant to this Agreement are personal in its nature and Consultant shall not without the prior written consent of the Company, assign or transfer this Agreement or any rights, duties or obligations hereunder.

3. The Covenant shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and assigns and may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall be one instrument.

4. The parties agree that there is no adequate remedy at law for the breach of the Consulting covenant herein; accordingly the Company shall have the right to enjoin such violation by injunction or other equitable remedy.

5. The remedies provided for in this Agreement are non-exclusive and are in addition to each other and to any other remedy available elsewhere in this Agreement or available generally at law or in equity.

6. The failure of any party at any time to require performance of any other party of any provision hereof or to resort to his, her or its remedy at law or in equity or otherwise, shall in no way affect the right of such party to require full performance or to resort to such remedy at any time thereafter, nor shall a waiver by any party of any breach of any provision hereof be taken or held to be a waiver of any subsequent breach of any such

provision, unless expressly so stated in writing. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged therewith.

7. All notices which any party may desire or be required to send to another party hereunder shall be delivered in person or mailed by certified or registered mail, return receipt requested, and if mailed, shall be deemed to have been given on the date of the posting of the mail to the party at his address as it appears on the first page of this Agreement or at such other address as may be designated by the parties, from time to time, by notice in accordance with this Section.

a. No alteration, modification, variation or waiver of this Agreement or any of the provisions hereof shall be effective unless in writing and executed by the parties hereto, or in the case of a waiver, by the party or parties waiving compliance.

b. This Agreement is made under the laws of the State of Illinois and shall for all purposes be governed by and interpreted under the laws of Illinois without regard for any conflict of laws principles which, but for this section, would be applicable.

c. If any provision of this Agreement or its application to any situation shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

d. If any action is brought to enforce or interpret any part of this Agreement, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court. If there is no clearly prevailing party, each party shall bear its own costs.

e. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Non-Competition Agreement as of the day and year first above written.

COVENANTOR / CONSULTANT COVENANTEE / COMPANY

[redacted]

______________________ Date 1/26/2010

By Igenti, Inc. Jim McArdle

[redacted]

______________________ Date 1/26/10

By Epazz, Inc. Shaun Passley